Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN TO HOST 2013 ANALYST AND INVESTOR DAY

MELVILLE, N.Y. – December 11, 2013 – Henry Schein, Inc. (NASDAQ: HSIC), the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners, announced that the Company will host an analyst and investor day today, December 11, 2013, in New York City. A product and services showcase will take place from 8:00 am to 9:00 am ET, with formal presentations and a live webcast taking place from 9:00 am to 2:00 pm ET.

Presentations will be made by Chairman of the Board and Chief Executive Officer, Stanley M. Bergman, and Executive Vice President and Chief Financial Officer, Steven Paladino, as well as other members of the Company’s executive management team.

Among the information that the Company will present is revenue by business unit, available market estimates, market share estimates, revenue growth opportunities, strategic growth initiatives, financial measures for organic and acquired businesses, acquisition criteria, planned uses of cash and target operating model. In addition, the Company is reaffirming its 2013 and 2014 guidance as follows:

2013 EPS Guidance

•	For 2013 the Company expects adjusted diluted EPS attributable to Henry Schein, Inc. to be $4.86 to $4.91. This represents growth of 9% to 11% compared with 2012 results excluding restructuring costs.
•	Guidance for 2013 adjusted diluted EPS attributable to Henry Schein, Inc. excludes a charge related to the debt refinancing of Butler Schein Animal Health of $0.03 per diluted share, a charge related to divesting a non-controlling interest in a dental wholesale distributor in the Middle East of $0.14 per diluted share and an overseas tax benefit of $0.15 per diluted share.
•	Guidance for 2013 adjusted diluted EPS attributable to Henry Schein, Inc. is for current continuing operations as well as completed or previously announced acquisitions, and does not include the impact of potential future acquisitions, if any.

2014 Guidance

•	For 2014 the Company expects diluted EPS attributable to Henry Schein, Inc. to be $5.32 to $5.42, which represents growth of 9% to 11% compared with the midpoint of the 2013 guidance range.
•	Guidance for 2014 diluted EPS attributable to Henry Schein, Inc. is for current continuing operations as well as completed or previously announced acquisitions, including BioHorizons and Medivet S.A., and does not include the impact of potential future acquisitions, if any.

A live webcast of the audio and accompanying presentations will be available on the investor relations portion of the Company’s website at www.henryschein.com. The audio will be archived on the Company’s website. The accompanying presentations will be available on the website until December 17, 2013 and thereafter, by request.

About Henry Schein, Inc.

Henry Schein, Inc. is the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners. The Company also serves dental laboratories, government and institutional health care clinics, and other alternate care sites. A Fortune 500® Company and a member of the NASDAQ 100® Index, Henry Schein employs nearly 16,000 Team Schein Members and serves nearly 800,000 customers.

The Company offers a comprehensive selection of products and services, including value-added solutions for operating efficient practices and delivering high-quality care. Henry Schein operates through a centralized and automated distribution network, with a selection of more than 96,000 branded products and Henry Schein private-brand products in stock, as well as more than 110,000 additional products available as special-order items.

The Company also offers its customers exclusive, innovative technology solutions, including practice management software and e-commerce solutions, as well as a broad range of financial services.

Headquartered in Melville, N.Y., Henry Schein has operations or affiliates in 25 countries. The Company’s sales reached a record $8.9 billion in 2012, and have grown at a compound annual rate of 17% since Henry Schein became a public company in 1995. For more information, visit the Henry Schein Web site at www.henryschein.com.

Cautionary Note Regarding Forward-Looking Statements

In accordance with the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. All forward-looking statements made by us are subject to risks and uncertainties and are not guarantees of future performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate” or other comparable terms. A full discussion of our operations and financial condition, including factors that may affect our business and future prospects, is contained in documents we have filed with the SEC and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.

Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: effects of a highly competitive market; our dependence on third parties for the manufacture and supply of our products; our dependence upon sales personnel, customers, suppliers and manufacturers; our dependence on our senior management; fluctuations in quarterly earnings; risks from expansion of customer purchasing power and multi-tiered costing structures; possible increases in the cost of shipping our products or other service issues with our third-party shippers; general global macro-economic conditions; disruptions in financial markets; possible volatility of the market price of our common stock; changes in the health care industry; implementation of health care laws; failure to comply with regulatory requirements and data privacy laws; risks associated with our global operations; transitional challenges associated with acquisitions and joint ventures, including the failure to achieve anticipated synergies; financial risks associated with acquisitions and joint ventures; litigation risks; the dependence on our continued product development, technical support and successful marketing in the technology segment; risks from rapid technological change; risks from disruption to our information systems; certain provisions in our governing documents that may discourage third-party acquisitions of us; and changes in tax legislation. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. We undertake no duty and have no obligation to update forward-looking statements.

CONTACTS: Investors: Steven Paladino

Executive Vice President and Chief Financial Officer

steven.paladino@henryschein.com

(631) 843-5500

or

Carolynne Borders

Vice President, Investor Relations

carolynne.borders@henryschein.com

(631) 390-8105

Media: Susan Vassallo

Vice President, Corporate Communications

susan.vassallo@henryschein.com

(631) 843-5562

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